Exhibit 99.1

Prospect Capital Corporation Agrees to Provide
Debt and Equity for Accretive Acquisition of First Tower

NEW YORK — (Market Wire) — March 20, 2012 — Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”) announced today that Prospect has entered into a definitive agreement to provide debt and equity for the acquisition of the businesses of First Tower Corp. (“First Tower”), a multiline specialty finance company based in Flowood, Mississippi with over 150 branch offices.

Prospect is acquiring 80.1% of First Tower for $110.2 million of cash and 14.5 million shares of Prospect common stock. Prospect has the option, at Prospect’s sole discretion, to substitute up to 100% cash in lieu of such 14.5 million Prospect shares at a price per share based on average trading prices prior to the closing date. First Tower will be an independently managed, non-consolidated Prospect portfolio company capitalized partially and conservatively with third-party debt non-recourse to Prospect.

Based on the Prospect share price of $10.76 at market close on March 19, 2012, Prospect would be acquiring 80.1% of First Tower for approximately $266 million, thereby valuing 100% of the First Tower equity at approximately $333 million. In addition, Prospect intends to use a conservative level of approximately $245 million of third-party debt financing at the First Tower operating level, representing approximately 42% of total capitalization at First Tower’s operating entities. Prospect believes that this operating leverage level is lower than industry peers and consistent with First Tower’s historical prudent debt levels.

Prospect expects First Tower to pay out substantially all of its income to Prospect and other management shareholders on an ongoing basis. If 100% of trailing twelve month pre-tax income were to be achieved and distributed during the next twelve months after closing, Prospect and other management shareholders would realize a current yield of 21% on their equity. As a result, Prospect expects First Tower to generate significant income to Prospect and to represent an accretive acquisition. In addition, Prospect expects to generate $8.0 million in structuring fee income at closing.

Prospect is structuring the primary operating finance and holding businesses of First Tower as tax-efficient limited liability companies. Such businesses are expected to generate income that complies with Subchapter M of the Internal Revenue Code governing regulated investment companies, allowing Prospect to hold such businesses in a tax-efficient structure without a taxpaying Subchapter C intermediate blocker corporation. Prospect will invest in the First Tower operating entities via a pass through holding company structure. As consideration for Prospect’s investment of $266 million, the holding company will issue approximately $226 million of holding company debt and approximately $40 million of holding company equity to Prospect. Pro forma for the transaction, the holding company will in turn own 80.1% of the First Tower operating company equity alongside management’s 19.9% ownership stake.

The acquisition is expected to close within 60 to 120 days and is subject to federal and state regulatory approvals. If Prospect chooses to issue all 14.5 million shares at closing, the First Tower shareholders would own approximately 11% of Prospect’s outstanding shares of common stock. These shares would be subject to selling prohibitions during the first six months after closing. Prospect shareholder approval is not required for the acquisition.

Established more than 70 years ago, First Tower is one of the largest branch-based specialty finance companies making secured loans in the southeastern and midwestern United States with more than 150 offices and more than 550 employees. First Tower currently has branches in Mississippi, Louisiana, and Missouri, and the company expects to expand to new markets as it continues to grow. First Tower has a highly diversified customer base and for many years has delivered predictable and consistent cash flows. First Tower holds nearly 200,000 loans on its balance sheet, leads the industry in the markets in which it operates, and benefits from strong customer loyalty.

First Tower is an installment loan provider and not a payday lender. First Tower uses its branch network and merchant relationships to provide customized financing solutions that include secured personal installment loans, retail financing, mortgage loans, and optional products that include credit-related insurance. Each of First Tower’s secured loans is underwritten per a standardized process when the loan is made, with such loans requiring monthly payments of principal and interest designed to allow a borrower the ability to fully pay off the loan over a specific period of time, typically two years.

First Tower has a rigorous and consistent proprietary underwriting process that evaluates a number of key factors when making credit decisions for each borrower. This disciplined underwriting process, combined with a proven branch base servicing model supported by a high-quality operations team, has delivered consistent credit performance over First Tower’s 70-plus years of operation. Borrowers generally use personal loans from First Tower to finance mid-sized consumer purchases. First Tower competes successfully with deposit-based commercial banks due to branch location convenience, loan processing speed, customer service, and other factors.

First Tower has been able to maintain its business strength and consistency throughout the recent market credit crisis. The company has delivered quarterly profits, increased earnings, maintained underwriting quality, and expanded its branch and geographic footprint. Over the past decade, First Tower’s net charge-offs divided by average net receivables have fluctuated in a low band between 6.5% and 10.1%, with a current rate of approximately 8%. Greater-than-60-day-delinquent receivables divided by average gross receivables have declined from 7% in 2008 to approximately 5% today.

Led by Francis C. Lee, President and Chief Executive Officer, the senior management team at First Tower has worked together for more than a decade, and is expected to continue managing the company. The managers of First Tower are investing their personal capital to purchase 19.9% of the equity of First Tower alongside Prospect, thereby providing a significant alignment of incentives.

Building on its industry experience, Prospect previously held a debt investment, which was repaid in full in 2010, in Regional Management Corp. (“RMC”), a smaller installment loan finance company in the southeastern United States. Prospect generated a 16% realized annualized internal rate of return and a 1.5 times cash-on-cash investment multiple on the RMC investment.

“With its significant borrower diversity, prudent third-party leverage, secured lending orientation, long history, consistent financial performance, steady growth, tax efficiency, and attractive yields, First Tower represents a compelling portfolio company investment opportunity,” said M. Grier Eliasek, President of Prospect.

“We are pleased to be partnering with Francis Lee and the First Tower management team,” said Richard T. Carratu, a Managing Director of Prospect Capital Management LLC. “The team has delivered impressive financial results over many years, and Prospect intends to fully support the team’s efforts going forward.”

“The First Tower management team looks forward to continuing to deliver growth in revenue and earnings, and sees in Prospect a strong partner that can assist us in achieving this goal,” said Francis C. Lee, President and Chief Executive Officer of First Tower Corp.

Several prominent financial institutions that have served as long-standing lenders to First Tower are participating in First Tower’s new three-year $350 million revolving credit facility at a cost of Libor plus 2.75% with a Libor floor of 1%. These lenders include Bank of America, N.A., as Administrative Agent, as well as BMO Harris Bank N.A. and Wells Fargo, National Association.

BMO Capital Markets Corp. and RBC Capital Markets, LLC served as financial advisors to Prospect in connection with the transaction, and Skadden, Arps, Slate, Meagher & Flom LLP served as Prospect’s primary legal counsel in connection with the transaction and related matters.

Goldman, Sachs & Co. served as financial advisor to First Tower in connection with the transaction, and Milbank, Tweed, Hadley & McCloy LLP served as First Tower’s primary legal counsel in connection with the transaction and related matters.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect’s investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Prospect is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. Prospect has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect could have an adverse effect on Prospect and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Prospect’s control, and that Prospect may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements are subject to a number of risks, assumptions and uncertainties that include, but are not limited to risks associated with the acquisition, including (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the transaction due to the failure to obtain the necessary regulatory approval; (iii) the failure to satisfy other conditions to completion of the transaction; and (iv) other risks. Such statements speak only as of the time when made, and Prospect undertakes no obligation to update any such statement now or in the future.

For further information, contact:

M. Grier Eliasek, President and Chief Operating Officer

grier@prospectstreet.com

(212) 448-9577